Filed Pursuant to Rule 424(a)

File No. 333-133545

PROSPECTUS

Dated December 4, 2006

IVECON CORPORATION
The Securities Being Offered by Ivecon Corporation Are Shares of Common Stock
Shares offered by Security Holders:	No Minimum - 1,350,000 Maximum

The selling security holders named in this prospectus are offering to sell the 1,350,000 shares of Ivecon Corporation’s (“IVE”) common stock through this prospectus and are considered “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933.

IVE’s common stock is presently not traded on any market or securities exchange. Accordingly, the sales price to the public is fixed at $0.50 per share until our nine month offering period expires. However, should the shares of IVE’s common stock become traded on a trading marker or securities exchange, our shares will then sell at market prices.

IVE is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of IVE common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending nine months after the date the registration statement has been declared effective by the SEC, or until the date on which we otherwise terminate the offering prior to the expiration of nine months.  The actual number of shares sold will vary depending upon the individual, future decisions of the selling security holders.  None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 2 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4,  2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISKFACTORS
Risks Related To the Company
(1) Our Failure to Raise Additional Capital Will Limit Our Ability to Renew Operations.
(2) We May Not Be Able to Generate Revenues For Our Operations Due to a Lack of Customers.
(3) We Have Generated No Profits During Our Five Years of Operations and We May Never Generate Substantial Revenues or Be Profitable in the Future.
(4) We Are Dependent on Key Persons with No Assurance That They Will Remain with Us: Losing such Key Persons Could Mean Losing Key Skills Necessary to Our Success.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

(6) As of September 30, 2006 We Have No Revenues From Operations.
(7) There Are Relationships Within the Computer Software Industry That Must Be Developed, and Any Interruption in These Relationships Could Have an Effect on Our Ability to Compete Effectively.
(8) Instant Messaging Standards May Get Adopted Requiring Us to Expend Significant Funds on Redevelopment.
(9) No One in Our Company Has Ever Commercialized a Software Product.
Risks Related To This Offering
(10) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

(11) Because it May Be Difficult to Effect a Change in Control of Ivecon Corporation Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

(12) If The Selling Security Holders Sell a Large Number of Shares All at Once or in Blocks, The Market Price of Our Shares would Most Likely Decline.
(13) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.
(14) Changes in the Prices of Computer Equipment Can Be Volatile and These Changes May Significantly Impact Our Financial Performance and the Value of Your Investment.
(15) Our Revenues Will Be Greatly Affected by the Price at Which We Can Sell Our Software Product.
(16) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.
(17) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.
(18) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF BUSINESS
Business Development
Our Business
Reports to Security Holders

TABLE OF CONTENTS (continued)
LEGAL PROCEEDINGS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
Plan of Operations
Off-Balance Sheet Arrangements
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
AUDIT COMMITTEE
DISCLOSURE CONTROLS AND PROCEDURES
INTERNAL CONTROLS OVER FINANCIAL REPORTING
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Ivecon Corporation (“Us,” “We,” “Our,” "IVE,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business:

We will offer a secure point-to-point instant messaging software to the general public both retail and commercial.  After three years of developing its product, IVE is ready to manufacture and market on a national scale while establishing its own marketing channel, developing its' own brand of equipment, and software. Instead of simply offering instant messaging to retail and commercial accounts, we will be offering encryption software that we believe is a step above regular instant messaging.  We occupy office space at in a commercial building located on the main east/west business artery in St. Petersburg, Florida.  We rent on a month-to-month basis.

Our State of Organization:

We were incorporated in Delaware on September 11, 2000, as Ivecon Corporation   Our principal executive offices are located at 5113 Central Avenue, St. Petersburg, FL 33710.  Our phone number is (727) 410-5858.

The Offering
Number of Shares Being Offered:

The selling security holders want to sell up to 1,350,000 shares of common stock at the fixed price $0.50 per share during the offering period, which is the nine months following the date of this prospectus. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Our selling security holders are considered “underwriters” under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:	1,350,000 shares of our common stock are issued and outstanding. We have no other securities issued, thus, the number of shares outstanding after the offering will be 1,350,000.

Selected Financial Data
As of September 30, 2006 (Unaudited)
Balance Sheet
Total Assets	$755.05
Total Liabilities	$12,340.80
Stockholders Equity	(11,585.75)

Statement of Operations
Revenue	$0.00
Total Expense	$7,573.00
Net Income	($7,573.00)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Limit Our Ability to Renew Operations.

We must raise additional capital to expand operations. We have a deficit in our current working capital and we will not be able to sustain our operations without raising additional capital. Currently we are utilizing approximately $700 per month for our cash. The President of our company, Jay D. Solomon provides any funds necessary to fulfill our needs in the event additional capital is needed and will continue to do so until adequate funding is obtained.  There is the risk that purchasers of the stock being offered may lose all or a part of their investment if we do not raise funds to renew our operations.

(2) We May Not Be Able to Generate Revenues For Our Operations Due to a Lack of Customers.

While we sustained operations as an ongoing business during the development of our software, we had to cease operations due to a lack of revenue from customers.  We can provide no assurance that we will be successful in increasing our client base.  There is a risk to investors, in the event we do not increase our client base, there will be no profits available for distribution to shareholders and purchasers of our stock may lose a part or all of their investment.

(3) We Have Generated No Profits During Our Five Years of Operations And We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since our inception in the year 2000, we have generated no profits. We can provide no assurances that we will generate substantial revenues or be profitable in the future.  Investors are at risk to lose some or all of their investment should we not be able to generate revenues sufficient for profits and a distribution of dividends to our shareholders.

(4) We Are Dependent on Key Persons with No Assurance That They Will Remain with Us: Losing such Key Persons Could Mean Losing Key Skills Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, Jay D. Solomon, C.P.A., Lawrence D. Larsen, Lance Larsen and Serguei Tevs.  These individuals are responsible for our financial planning and the development and programming of our software. There is no assurance that these individuals will remain with the corporation due to the lack of an employment contract. If we lose any of our key persons, our business may suffer. We depend substantially on the continued services and performance of these key persons and, in particular, their skills in finance and software development.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for instant messaging software is intensely competitive. While we have extensive experience in our industry, there are companies that are larger and have greater financial, marketing, and distribution resources than we have. Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future. Gaining customers will be difficult due to our competitors’ sizes and resources. If we are not successful in gaining market share our investors will be at risk to lose some or all of their investment or receive no dividends on their invested funds.

(6) As of September 30, 2006 We Have No Revenues From Operations.

We currently generate no revenues. Without raising capital we will not be able to hire a sales force to generate sales and revenues.  Investors would be at risk to lose all or part of their investment in the event we do not generate sales and revenues.

(7) There Are Relationships Within the Computer Software Industry That Must Be Developed, and Any Interruption in These Relationships Could Have an Effect on Our Ability to Compete Effectively.

Our contacts in the computer software industry are necessary to our future success. We will be reliant upon these contacts as a source of future clients as well as business partners.  Should we fail to develop these relationships or if there is any disruption in these necessary business relationships, we would have difficulty generating customers as well as new business contacts/partners and thereby, difficulty competing effectively.  Close relationships in the software industry must be maintained or the risk of loss of business is great.

(8) Instant Messaging Standards May Get Adopted Requiring Us to Expend Significant Funds on Redevelopment.

There is a clear request from the public and businesses to have a standard IM protocol.  This would require us to expend funds on redevelopment to strengthen and differentiate our product to customers.  This additional expenditure would reduce our profits and potential dividend distributions to investors.

(9) No One in Our Company Has Ever Commercialized a Software Product.

No one on our team has ever commercialized a new technology in competition against web strongholds like Microsoft, AOL, and Yahoo.  Our lack of experience will require us to outsource the marketing to an outside firm.  This outsourcing will further reduce our profits and any potential dividends to our investors.

Risks Related To This Offering

(10) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment.  Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop. Our security holders are offering to sell shares in a company that has very limited offering of software products. Due to the limited products we offer, we anticipate that demand for our shares will not be very high.  If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained.  We plan to list the common stock for trading on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers (“NASD”). We can provide no assurance that such listing will be obtained or that an established market for our common stock will be developed.

(11) Because it May Be Difficult to Effect a Change in Control of Ivecon Corporation Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Jay D. Solomon, President and Director, currently holds approximately 74.07% of our outstanding voting stock. If only a minimal quantity of our stock is sold during this offering and if Mr. Solomon chose to keep all of his stock (that is, he sells none of his stock during this offering), Mr. Solomon could retain his status as controlling security holder. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Solomon has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(12) If The Selling Security Holders Sell a Large Number of Shares All at Once or in Blocks, The Market Price of Our Shares Would Most Likely Decline.

The selling security holders are offering and selling up to 1,350,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange. However, should our common stock become traded on a trading marker or securities exchange, our shares will then sell at market prices and shares sold at a price below the market price may cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent 100% of the common stock outstanding as of the date of this prospectus.

(13) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of a specific software, a secure (encrypted) instant messenger with integrated desktop search, media center, and commerce system.  We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in this niche marketplace. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

(14) Changes in the Prices of Computer Equipment Can Be Volatile and These Changes May Significantly Impact Our Financial Performance and the Value of Your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of computer equipment. Changes in the price and supply of chips, printer circuit boards, electronic wiring and parts are subject to and determined by market forces over which we have no control. Generally, higher parts prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased costs to our customers. There is no assurance that we will be able to pass through such costs through higher prices. If we experience a sustained period of high parts prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

(15) Our Revenues Will Be Greatly Affected by the Price at Which We Can Sell Our Software Product.

The price of computer software can be volatile as a result of a number of factors. These factors include the overall supply and demand, the number of competitors, the price of products of our competitors, and the changing consumer demand for better and more powerful computer tools.

(16) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share selling price of our stock has been determined by us without independent valuation of the shares. We established the selling price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the price at which we are offering to sell and there is no guarantee that the shares will ever obtain a value equal to or greater than this offering price.

(17) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

(18) The Penny Stock Rules Could Restrict the Ability of Broker-Dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the "penny stock" rules.  Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment.  Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies.  As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

  A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Ivecon Corporation described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand;

(b)

governmental restrictions or excessive taxes on our products;

(c)

over-abundance of companies supplying computer products and services;

(d)

economic resources to support the retail promotion of new products and services;

(e)

expansion plans, access to potential clients, and advances in technology; and

(f)

lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 1,350,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined by management utilizing the price of prior sales of shares in our company. The offering/selling price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a)

Our lack of operating history,

(b)

The proceeds to be raised by the offering,

(c)

The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,

(d)

Our relative cash requirements, and

(e)

Our management expertise.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other equipment and furniture leasing service providers or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for instant messaging business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.  There are 1,350,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have thirty-six (36) stockholders of record of our common stock as of September 30, 2006.  The CUSIP number for our common stock is 46582F 10 5.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering and selling of shares of our common stock owned by selling security holders. The selling security holders will be offering for sale up to 1,350,000 of the 1,350,000 shares of our common stock issued to them at $0.50 per share. The selling security holders, both affiliates and non-affiliates, must sell their shares at $0.50 per share during the duration of this offering which expires at the end of nine months following the date of this prospectus. In the event our registration statement becomes effective and we receive a symbol to trade our stock on the Over-The-Counter-Bulletin-Board (“OTCBB”) prior to the end of our nine month offering period, both affiliates and non-affiliates will sell their shares at the market rate.  We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company.  All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete (1)	Position, office or other material relationship to the company within last three years
Jay D. Solomon	1,000,000	74.07%	1,000,000	74.07%	President/Director
Carole E. King	10,000.74%		10,000.74%
Jordan M. King	10,000.74%		10,000.74%
Julie A. King	10,000.74%		10,000.74%
Steven M. Solomon	10,000.74%		10,000.74%		Brother of President Jay D. Solomon
Tina L. Evancho	10,000.74%		10,000.74%
Carrie Rodriquez	10,000.74%		10,000.74%
John A. Ziegler	10,000.74%		10,000.74%		Treasurer/Director, Father of John J. Ziegler
Lois B. Ziegler	10,000.74%		10,000.74%		Wife of John A. Ziegler
Randy Burke	10,000.74%		10,000.74%		Husband of Angela
Angela Burke	10,000.74%		10,000.74%		Wife of Randy
Joann M. Boylan	10,000.74%		10,000.74%
Wayne E. Larsen	10,000.74%		10,000.74%		Father of Lance Larsen, Director
Lance Larsen	10,000.74%		10,000.74%		Director, Son of Wayne
Leann Larsen	10,000.74%		10,000.74%		Wife of Lance
Anna Prosenik	10,000.74%		10,000.74%
Scott L. Williams	10,000.74%		10,000.74%
Anastasiya Gerasimova	10,000.74%		10,000.74%
Christine Uhls	10,000.74%		10,000.74%
Paul D. & Cynthia E Deck	10,000.74%		10,000.74%
Jeff A. Saffan	10,000.74%		10,000.74%
Julie A. Saffan	10,000.74%		10,000.74%
William & Cary Waulk	10,000.74%		10,000.74%
Daniel E. Mako	10,000.74%		10,000.74%		Husband of Betty Ann
Betty Ann Mako	10,000.74%		10,000.74%		Wife of Daniel
John D. Mako	10,000.74%		10,000.74%		Son of Daniel and Betty Ann
Wendy Ann Mako	10,000.74%		10,000.74%		Daughter of Daniel and Betty Ann
William Boyde	10,000.74%		10,000.74%
Rick W. Boylan	10,000.74%		10,000.74%
William R. Lane	10,000.74%		10,000.74%
Melissa Hamma	10,000.74%		10,000.74%
Christina S. Ziegler	10,000.74%		10,000.74%
John J. Ziegler	10,000.74%		10,000.74%		Son of John Ziegler
Meghan Martin	10,000.74%		10,000.74%
Mauricio D’Leon	10,000.74%		10,000.74%		Secretary/Director
Dickson L. Keast	10,000.74%		10,000.74%
(1) The percentage currently held and the amount held in the event the Selling Security Holders sell none of the 1,350,000 shares during the offering period.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at the fixed price of $0.50 for a period of nine months after our registration statement becomes effective.  However, should we obtain a trading symbol on the OTCBB or other exchange prior to the expiration of our nine month offering period, the shares will then be sold at the market rate. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders is an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.  In the event the selling security holders sell all of their shares during the offering period, they will own no shares in the company upon completion of the offering.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

1.

On such public markets as the common stock may from time to time be trading;

2.

In privately negotiated transactions;

3.

Through the writing of options on the common stock;

4.

In short sales; or

5.

In any combination of these methods of distribution.

The sales price to the public is fixed at $0.50 per share for nine months after our registration statement is declared effective.  In the event the shares of our common stock are traded on the OTCBB or other such exchange, the shares will be sold at the prevailing market price. Although we intend to apply to have our common stock traded on the OTCBB, a public market for our common stock may never materialize. If our common stock becomes traded on the OTCBB, then the sales price to the public will vary according to the selling decisions of each selling security holder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.

The market price of our common stock prevailing at the time of sale;

2.

A price related to such prevailing market price of our common stock; or

3.

Such other price as the selling security holders determine from time to time.

Upon effectiveness of this registration statement, the selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from either the selling security holder, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of September 30, 2006, we have expended approximately $11,600 of the estimated $41,100 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders are "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders are deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things, be required:

1.

Not to engage in any stabilization activities in connection with our common stock;

2.

Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

.DESCRIPTION OF BUSIESS

Business Development

We were incorporated as Ivecon Corporation on September 11, 2000, under the laws of the State of Delaware. Since inception, we have engaged in research and development of a secure, point-to-point instant messaging software to be distributed business to business as well as retail. The firm will specialize in areas of Sales, Marketing, and Distribution within the software manufacturing and sales industry.

IVE is currently establishing a full service source for sales, marketing, promotion, and distribution management for key accounts. IVE's experience is diversified through the backgrounds of its officers and directors and we believe that the consolidation of this experience will allow us to complete the research and development of our product and begin distribution. In the past two years, the Company has remained minimally active due to the lack of funds. Now that the Company believes that it can raise the necessary capital to increase activity, it has decided to register shares of stock for sale to capitalize the company to become a fully operational company. The ability to offer the software product, service, and expertise will provide "value-added" benefits to world-class users of secure point-to-point instant messaging seeking a better product beyond just the one with the best price.

Our Business

(1) Principal Products or Services and Their Markets

Ivecon is a secure (encrypted) instant messenger with integrated desktop search, media center, and commerce system. It need not be installed on a computer, it can run from a portable drive, CD, or Flash memory device.

From a trade show you could walk up to a computer and within seconds have your entire messaging system at your fingertips. You could place a free voice (Voice over IP) call to your spouse, order a pizza to be sent to your brother in college, buy a birthday gift for a family member (all without needing your credit card), flip on the porch light at your house, or Instant Money™ $50.00 to a friend. You can check out your own customized headlines (RSS aggregator), look at a folder on your hard drive at home, work or any other location, even broadcast your own anonymous weekly radio show remotely, spinning records coming from MP3’s on your hard drive and taking phone calls with VoIP. You can forward your phone calls to your instant messenger, forward your instant messages to your cell phone, or check the messages left on your home telephone answering machine, all with an interface easy enough for a total novice to master within minutes.

Most importantly, all of this is done within a secure shell using encryption suitable for a nuclear submarine. So, in the above scenario, when you walk away from the trade show PC, all your information, though already encrypted, is triple wiped from the hard drive. All communications within the Ivecon system are secured using any form of encryption you choose, from DES to 44-bit Blowfish, to any custom military-grade encryption using an open source plug-n system.

Ivecon is a contraction of the words I have control.  Ivecon is built around an open source encryption engine. Buttons within the preference section of Ivecon allow the downloading of various encryption DLL's of varying strength, from average to military grade. To comply with legal restrictions, some of these DLL’s will originate and be available from countries outside the United States.  Once downloaded and installed anyone can use Ivecon to communicate through a secure channel with anyone else. This could be for sending a love-letter to your spouse, or your credit card information to a web retailer, all using the encryption type you are most comfortable with.

Ivecon is also a portal to control your environment, your communication, and your information, functionality becoming more important than the web browser itself.

Ivecon software is thinware and easily downloaded in minutes even on the slowest connections. The interface is designed to be pleasing and simple enough for a computer user of any ability to have full command of their environment. Ivecon’s target market ranges from the young to the elderly, novice to expert. More specifically, Ivecon target market will undoubtedly begin with higher end computer users with to-date machines. The reason for this is that the user machine will be more beneficial for distributed networking applications, they probably have more disposable income, probably have a computer related job, and are likely more security conscious.

(2) Distribution Methods of the Services

The primary delivery of products and services is through land-based delivery from our home office location in St. Petersburg, Florida.  We will try to drop ship directly from the manufacturer to the client’s location via United States Postal Service in disk protected mailers.

With the implementation of our expansion upon funding, we will hire three key people to service our current and new clients.  Each rep will cover a geographical area dividing the United States into three (3) segments.  Our account managers will be responsible for business development in their specific area.  We will supply the reps with laptop computers and the appropriate software to down/upload data and information throughout the business day.  Orders will come in to the central office and will be sent to the appropriate manufacturer for completion.  The completed work product will be drop-shipped direct to the customer using land-based services.

(3) Status of Any Publicly Announced New Product or Service.

We believe that we have developed a unique product that would make us stand above our competition. Our product provides capabilities that are not currently available on competitor’s software. We have not made our product available in the marketplace while we continue to develop and refine its capabilities.  While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in the services we will provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our sales representatives.

(4) Our Competition

ICQ, AIM, MSM are 1st generation messengers successful today because they were first on the scene. ICQ hasn’t changed since AOL bought it. Competitors lack two things; a specific need to change IM’s, and useful utility other than messaging. With Ivecon, the concept of a secure instant messenger as the hub, the portability and interconnectivity between phone and web is the spoke, the utility of controlling your environment and secure shopping is the wheel. Where the wheel hits the road is where the money is, and Ivecon is that road.

Both instant messaging and encryption are protected from casual competition through high entry and exit barriers. Both industries separately lack any type of profit model other than ads or direct sales. This leaves limited growth.

Unique or distinctive customer benefits must be generated and supported by hard-to-copy core competencies. Ivecon is rife with customer benefits, and several barriers to entry. Ivecon has a sustainable competitive edge supported by core competencies in a growing market. The Ivecon interface is designed with Macromedia Flash integrated with a Visual C undercarriage. Flash graphics are a product of vector math rather than bitmap pictures. Rather than bogging down the computer with 2 megabyte of pictures for the interface, Ivecon has compartmented Flash interface groups that take up about 50k. Rather than using a work around to stretch or contract pictures depending on the users screen resolution (and eating precious memory) we allow Flash to flow into whatever space is available.

Using Flash as an interface gives Ivecon several other key benefits. Because the interface is separate and independent of the application, it creates an essentially bug free graphical environment, something that is nearly impossible with raster interfaces. But more importantly, it gives the Flash artist and GUI team full control over the design of the program without concern of the programming. Due to the open source, royalty free* license on the Flash player, we are able to rewrite and customize the player to suit any needs we have.

 * http://www.macromedia.com/software/flash/open/licensing/sourcecode/.

 3.2    Object Code License.

Commercial Use. Pursuant to this Agreement and during the Term, Macromedia hereby grants a non-exclusive, worldwide, revocable license to use, reproduce, have reproduced, market, license, sublicense and distribute object code versions only of the Certified Ported Flash Player, solely in connection with, and together with, Licensee Product. Any sublicense to an OEM shall include terms no less restrictive than those set forth in Section 3 of this Agreement and Licensee shall cause OEM to preserve or provide, as applicable, the Consideration (as defined herein) outlined in Sections 6.1 - 6.5 to Macromedia.

Ivecon is a licensed Flash Player Developer and Larry Larsen is a member of the Macromedia evangelist program.

Pulver.com has labeled 64 companies as being in the Instant Messaging space. 57 in North American with 27 public, 36  private and one is open source.

Individually, our products have much competition. This compilation is the short list of what is on the radar. (note: Ivecon keeps detailed Competitive Information Analysis reports on even obscure competition.) Competition feature for feature does exist on any scale for Ivecon, but alliances could be made within competing companies that could impact reach. Our core features are stronger than the individual pieces of any alliance, it would be more cost effective to buy Ivecon than try to compete with an inferior product.

MESSAGING COMPETITORS

PRODUCT: Instantme

http://www.novell.com/products/instantme

OWNER: Novell

CATEGORY: Secure Networking

WHY THEY ARE A THREAT: Used in combination with AOL’s AIM, it allows encrypted transfer and digital certificates.

WHAT TO WATCH: Business model changes and corporate adoption.

WHAT CAN WE LEARN FROM THEM: It is imperative to businesses to have secure messaging. Corporations will pay a premium for secure systems.

THEIR ADVANTAGE: Large customer base.

OUR ADVANTAGE: This is a product geared towards the corporate market. While it will cause competition in the corporate market, our integration with a company’s intranet and custom encryption plug-ins will be a superior defense. For the consumer market, competition is virtually non-existent.

PRODUCT: ZIXMAIL

 http://www.zixmail.com

http://www.securedelivery.com/overview.html

DESCRIPTION:

A secure document delivery, private email, and message tracking service that enables Internet users worldwide to easily send encrypted and digitally signed communications using their existing email systems and addresses, regardless of whether the recipients use ZixMail. Messages sent to non-ZixMail users are delivered via SecureDelivery.com™. ZixIt Home

CATEGORY: Encrypted Mail

WHY THEY ARE A THREAT: Struck a deal with Yahoo to provide encrypted mail.

WHAT TO WATCH: Need to watch how Yahoo positions this.

WHAT CAN WE LEARN FROM THEM: There is a market for secured messaging. That encryption has to be easy to use to be widely accepted.

THEIR ADVANTAGE: Visibility with Yahoo.

OUR ADVANTAGE: Security is very poor. Doesn’t encrypt message until it is sent to a ZixMail server. Only as secure as a browser. Encryption isn’t selectable or open source. Business model is to charge $1 per month. This assures limited market, limited growth, and minimal income.

PRODUCT: ICQ

http://www.icq.com

OWNER: AOL

CATEGORY: Instant Messenger

WHY THEY ARE A THREAT: A huge install base.

WHAT TO WATCH: ICQ recently incorporated a mid-range phone system and provides

WHAT CAN WE LEARN FROM THEM: 72 million users doesn’t get you very far when you haven’t figured out a business model.

THEIR ADVANTAGE: An incredible install base, AOL ties, and unlimited money from other sources.

OUR ADVANTAGE: ICQ cannot compete with a strong encryption product due to AOL/Netscape/NSA agreements. ICQ has been slow to change and resists innovation even when faced with competition. Popup window provides a cumbersome interface for new features. GUI is 1st generation and allows limited feature growth.

PRODUCT: AIM

http://www.aol.com

OWNER: AOL

CATEGORY: Instant Messenger

WHY THEY ARE A THREAT: Large install base. AOL.

WHAT TO WATCH: Positioning of AIM product, new features.

WHAT CAN WE LEARN FROM THEM: Even with a bad interface, instant messaging is a hit and can be marketed towards novice users.

THEIR ADVANTAGE: Product gets installed with about every Internet standard program. Millions of CD-ROMs floating around doesn’t hurt either. Unlimited money for research could be a problem, but innovation hasn’t prevailed in the past with this product.

OUR ADVANTAGE: AOL counter-culture grows daily. 1st generation interface. AOL cannot compete with an strong encryption product due to agreements with the NSA. Popup interface and systray limitation provide for little feature growth.

PRODUCT: YAHOO

http://www.yahoo.com

CATEGORY: IM – Encrypted webmail

WHY THEY ARE A THREAT: Slowly catching on to the public’s cry for encryption. In the past Yahoo has had a strong push towards shopping, Ivecon’s success will most certainly trigger a response. Patents should be created on any possible feature of commerce tied to IM before public release to prevent competition from Yahoo. Marketing defense against this is the Ivecon encryption system.

WHAT TO WATCH: Feature additions, integration with shopping.

WHAT CAN WE LEARN FROM THEM: Even if you lay low with a mid-range instant messenger, you can pick up 8 million users.

THEIR ADVANTAGE: Huge user base.

OUR ADVANTAGE: Yahoo doesn’t market the product strongly. Ivecon is a better product built on a strong encryption sub-system and a much wider range of utility. Encryption is not provided for Yahoo’s IM product.

PRODUCT: MSM

http://www.microsoft.com

OWNER: Microsoft

CATEGORY: Instant Messenger

WHY THEY ARE A THREAT: Don’t under-estimate MS.

WHAT TO WATCH: Shopping integration. Audio/Video call integration. Marketing and target market definition.

WHAT CAN WE LEARN FROM THEM: It pays to own the OS.

THEIR ADVANTAGE: Unlimited resources of every kind.

OUR ADVANTAGE: Microsoft’s record has been to absorb a company rather than to compete. Our integration with the Microsoft Cordless Phone Answering System and the Microsoft Sidewinder Voice would make Ivecon a greater asset than competitor. Microsoft cannot compete with a strong encryption product due to agreements with the NSA. Bureaucracy of Microsoft prevents swift feature integration and direction change.

PRODUCT:

OWNER: Sigaba

http://www.sigaba.com/

CATEGORY: Secure Communications

WHY THEY ARE A THREAT: Provides a secure network connection for email communication and commerce transactions.

WHAT TO WATCH: Business model, strategic alliances. Any future push towards IM.

WHAT CAN WE LEARN FROM THEM: There is vast potential growth for secure messaging products within business environments.

THEIR ADVANTAGE: A secure network to base future growth on.

OUR ADVANTAGE: No business model for consumer use. Symmetric key system is inferior to Ivecon’s open source plug-in system. Doesn’t support instant messaging.

DISTRIBUTED NETWORKING COMPETITORS

(5) Sources and Availability of Raw Materials

We provide products and services and, as a result, we have to maintain relationships with our suppliers however we will not necessarily have any concern with raw materials or specific suppliers. We will be dependent on good programmers and account managers. The availability of account managers with the education and experience we need does not seem to be critical at this time. The relationships we have developed with other firms and suppliers have resulted in the ability for us to have a large pool from which to choose our account managers.

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.

(6) Dependence on Limited Customers

Ivecon believes a small number of web retailers will be responsible for the bulk of web sales in the foreseeable future. Ivecon will host a handful (4-8) of qualified eCommerce web retailers, facilitating ease of shopping and transference of encrypted billing information. These eCommerce sites must have a reputable Internet commerce background, and meet a minimum criteria:

1.

Must provide an eCommerce site that is liquid in design to scale to any size window.

2.

Must use Ivecon's public ring secure encryption system.

3.

Must have 24-hour order processing.

4.

Must have 24-hour online chat support.

5.

Free 2-day delivery on orders over $50 encouraged.

6.

Must have next day delivery available.

7.

Consistent return policy between stores.

8.

Encourage commerce stores to make new products available on the Ivecon system either exclusively or earlier than on their corresponding website.

9.

Desired commerce types (one of each):

a.

Grocery retailer - Web Van, Kozmo, Publix

b.

Household products - Target, Walmart

c.

Clothing - Old Navy, Gap, Banana Republic

d.

Food delivery - Pizza Hut, Papa John's

e.

Office - Staples, Office Depot

f.

General - Amazon, Buy.com

g.

Entertainment Delivery – Blockbuster

The biggest benefit to the retailer is the opportunity to go from being a proactive function of opening a browser and inserting their URL, to being an inch away from millions of mouse pointers for users that will most likely run our software 24 hours a day. Couple this with the peace of mind of ultra-secure commerce, embedded 2-click shopping, and free advertising in the demographics of your choice within thousands of radio programs.

For utility, it is important to provide a wide range of generic products high recurring sales rates. Repeated use, especially after the ease of use is established, will encourage a constant and increasing churn of revenue. The limited number of stores will increase real estate value of the licensees. Stores should not include anything you would not drive to in the typical week of shopping.

To become part of the Ivecon aggregate and utilize the secure encryption system, ecommerce sites pay Ivecon 2% of sales. Sales are tracked by our public key commerce exchange module (PKCEM), and invoices are tallied quarterly. This is a no-risk decision for the merchant as no payments are accrued until a sale has been made.

Stores appearing in Ivecon software are totally in our control and a non-paying commerce client could be switched out with a new commerce client within minutes. For promotion, a portion Ivecon profits for all sales can be distributed to anyone running our Flopping client. During the holidays, Ivecon can escrow ½ of profits from total ecommerce sales and distribute it equally to all Ivecon users. This encourages people, whether they use the commerce model or not, to encourage other people to shop using Ivecon. As with any disbursement from Ivecon, the funds may always be distributed to a charity.

(7)  Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts.  However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

1.

these agreements will not be breached;

2.

we would have adequate remedies for any breach; or

3.

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8)  Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval.

(9)  Government Regulation

As a software development and manufacturing company, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our computer activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development of our product. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

We are not subject to any federal, state or local environmental laws.  Due to the nature of our product we do not foresee any potential regulations that will impact our operations.

(12)  Our Employees

As of September 30, 2006, we had three part time employees.  As our President, Mr. Jay Solomon currently provides his time as an employee, paid on an irregular basis. Mr. Solomon currently provides the strategic direction and the necessary labor to support the operation. Our other key employees Lawrence D. Larsen, Lance Larsen and Serguei Tevs provide their time on an as needed, unpaid basis.  Mr. Solomon is not receiving pay or other stock benefits for his performance. We have no consulting contracts with anyone to provide services to the company.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at www.sec.gov.

We are not required by the Delaware Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors or an affiliated company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and plan of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Plan of Operation

General

Since our inception on September 11, 2000 the Company has been in the development of a secure point-to-point instant messaging software.  For three (3) years considerable time was spent on the actual coding of our program.  When the Company ran out of funds it became minimally operational while a strategic plan for funding and operations was being developed.  Presently our President, Jay D. Solomon, provides the necessary labor to the company developing the strategic financial and operational plan of operation. He has been developing his financial and business skills since he began practicing as a C.P.A. (over nineteen years) to provide leadership for the company when we have the necessary capital.

Employees

During the next twelve (12) months we intend to hire three (3) managers by the end of the first quarter of 2007. Our employees will be those individuals that we have named as our key personnel who are currently assisting the company on an unpaid basis.  They are Lawrence D. Larsen, Lance Larsen and Serguei Tevs. With their programming and business experience we believe we will be able to develop an appropriate sales force through their personal and professional contacts.

We are currently researching the type of individual, salary ranges and benefit program we will need to put in place to attract personnel that can produce results.  Outside of our key employees we believe that we will need to augment our staff with a general accounting person to coordinate accounts payable and receivables as well as our general ledger.  A receptionist/secretary will be hired to handle and distribute incoming inquires for sales and general inquires.

It is our intention to utilize computerization where possible to eliminate the need for a staff person.  This specifically applies to our incoming calls for service of equipment as well as directing non-sales inquiries directly to the person called.

Product Research and Development

We plan to continue the additional programming necessary to insure the viability of our software product. We believe this additional programming is necessary to insure that our additional features are in keeping with the continually changing demands of the public.  Since three (3) of our key individuals were the original developers of our program we believe that they are necessary to continue the development of our software.

As a tab on the side of your desktop, Ivecon begins as a graphically rich, easy to use, and totally secure Instant Messaging system called Raptor. Raptor uses an open source encryption plug-in system -- click a button and select any plug-in you desire, from DES to Military-Grade Skipjack. The days of worrying about any entity spying on your communiqué are over. This is peace of mind for users (read: shoppers), and imperative to businesses. Until now, corporations have been slow to adopt IM due to security. Ivecon is suitable for even government use, and will be submitted for government review. The FBI/CIA/NSA are free to create their own encryption plug available only to authorized users.

On installation, Ivecon allows the user to create an encrypted key that is kept on their hard drive for communications, and a second key containing the users credit card and shipping address used for commerce. Studies show a small number of e-commerce websites command a huge percentage of e-commerce traffic (e-bay, e-trade, Amazon.com, Staples.com.) Ivecon includes a number of e-commerce stores granted to a handful of companies that have proven to be web-friendly.

We will attempt to use a strategic alliance with Voxeo Corporation so that Ivecon’s Raptor instant messenger will use an  integration of multimedia and telephony. Should you be away from your messenger, Raptor can forward an incoming message to your cell phone. Using a text to speech engine your message is read. Should you choose, you may press a button to reply. A voice recording is created and sent back to the original sender’s Raptor messenger. Ivecon users are issued a phone number on their initial sign-up. Voxeo provides hubs of phone numbers from 14 cities around the U.S. New areas are added every day. Using your computers mic/speakers, you can place telephone calls to any POTS telephone. Should you be away from your computer, you can check Raptor messages by calling your Ivecon phone number and entering a password. The Raptor Contact list is available through this phone number to send voice messages to other users. If those users are online, you can speak with them. Even your home answering machine messages can be sent to your Ivecon Raptor system at work by forwarding your phone to your Voxeo number. Should you have a Microsoft

Cordless Phone Answering Machine, Ivecon will pick up new messages left on the machine and send them to your cell phone or other logged on Raptor session.

From the emerging panel users can enter Ivecon stores, select products, click the checkout button and have the items show up on the user’s doorstep. Credit card information is exchanged with the commerce site using the preferred encryption, point-to-point. Stores are broken out into instant delivery and shipped goods stores. The instant delivery stores available may very depending on the geographical location of the user, determined by zip code.

Raptor users can initiate a secure voice call. On initiation Ivecon sends each user an encrypted hash table that is used against their public ring to scramble the call. This Military-Grade system ensures that your words will not be intercepted. Secure videophone will also be available in latter stages of development. This feature alone replaces a pair of $5000 scramble handsets.

Any time after signing up with Ivecon, you can easily order a credit card sized CD-ROM that contains your encryption token, and can be carried in your wallet. If you are at a co-workers desk and want to check your messages, place the CD card in the drive. If the computer has Ivecon install, the current user is logged out and you are prompted for password. On successful entry, your contact list fills in and all your outstanding messages arrive. Pop out the CD and your history is triple-wiped from the hard drive and dumped from memory. Your read messages are sent to your home history list, and the previous user is prompted for their password.

If you are at a computer does not have Ivecon installed, it is installed from the CD. After use, your user history is wiped from the drive. Read messages are sent to the history of your ‘home’ Ivecon machine. Because we allow an instance of Ivecon to be tagged as the ‘home’ computer, Ivecon includes X10 control to allow remote operation of any lights, drapes, or other X10 equipment in your home or office. Reboot a work server from home or flip on the driveway light before leaving from work late. X10 is an inexpensive, proven, and reliable system on the verge of a vertical market. The main roadblock to widespread X10 adoption is an easy interface to use it.

Ivecon includes a community broadcasting system that allows users to broadcast their own radio program to anyone that cares to listen. As hardware and bandwidth allow, Ivecon will later migrate into ‘television’ allowing users to utilize their webcam to stream their own TV station. Every 13 minutes during these radio and TV programs, a two-minute commercial will interrupt their broadcast.

How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We anticipate that we will use the funds raised in this offering and revenues generated to fund the hiring of employees, equipment purchases, office improvements, and marketing activities and working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to commence our operations within the next twelve months, we will likely fail to increase our revenues.  We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, only one (1) of our officers or directors has specifically agreed to pay our expenses should we need such assistance, our President Jay D. Solomon.

During the last twelve months our revenue decreased and we had a decrease in cash available at December 31, 2005 compared to December 31, 2004.  Our cash available at the end of the year December 31, 2005 decreased from December 31, 2004 mainly due to a decrease in our revenues.  At our current burn rate of cash of approximately $700 per month we will need to raise additional capital immediately as we do not have sufficient cash for the next twelve months.

Table 2.0  Revenue Comparison

	Jan - Sep 06	Jan - Sep 05	$ Change
Revenues	0.00	1,000.00	(1,000.00)
Operating Expenses
Audit Fees	500.00	0.00	500.00
Bank Service Charges	80.00	90.00	(10.00)
Consultants Fee	450.00	450.00	0.00
Dues and Subscriptions	455.00	14.95	440.05
Office Supplies	20.00	0.00	20.00
Professional Fees	5,000.00	0.00	5,000.00
Stock Transfer Agent Fees	450.00	0.00	450.00
Taxes & Licenses	618.00	50.00	568.00
	7,573.00	604.95	6,968.05
Income (Loss) From Operations	(7,573.00)	395.05	(7,968.05)
Provision For Income Taxes	0.00	0.00	0.00
Net Income (Loss)	(7,573.00)	395.05	(7,968.05)

The above table shows the nine (9) month comparison for the period January 1 – September 30 for the years 2005/2006.  We directly attribute the dramatic increase in our expenses and resulting loss to the additional legal, accounting and other fees related to the costs of this offering.

The implementation of our business strategy is estimated to take approximately twelve (12) months. Once we are able to secure funding, implementation will begin immediately. We anticipate 30 days to be in a stage of full operational activity to gain clients. The major parts of the strategy that are to be immediately implemented will be the human resource procurement, sales and marketing and office equipment.

We will compete with national manufacturers and distributors. Once our website is operational, however, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guarantee that other websites or functionally similar services have not been developed or are not in development. Many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have. We plan to design our website to allow current and potential clients to ask our account managers introductory questions via e-mail. We believe that interchange will allow us to tailor our services to each particular client.  We do not expect to have this website operational until we secure additional capital. However, as of the date of this prospectus, our website has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin development of our website. We do believe that it can be fully operational within thirty days after securing funds. We will use one of our key people who will design and maintain our website and provide continual updates to our site with the most current information for our potential clients. Assuming our proposed website becomes operational, we expect to next focus on expanding the scope of our Internet presence. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

Expected purchases or sale of plant and significant equipment

We do anticipate purchases of significant computer equipment.  In addition other general office supplies and general office equipment will be made should we raise sufficient funds to purchase such equipment.

The computer equipment we anticipate purchasing will include multiple servers as well as a networked system for our four (4) key personnel.

Off-Balance Sheet Arrangements

We have made no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

 Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 3.0 Directors and Executive Officers

Name	Age	Position
Jay D. Solomon	56	President, Chairman of the Board of Directors (1)
John A. Ziegler	57	Treasurer/Director (2)
Maurcio D'Leon	32	Secretary/Director (3)
Wayne E. Larsen	41	Director (4)
(1) Mr. Solomon was an officer of a reporting company, MCG Diversified, Inc. He resigned his position on June 7, 2004.
(2) This is the first Directorship of a reporting company held by Mr. Ziegler.
(3) This is the first Directorship of a reporting company held by Mr. D'Leon.
(4) This is the first Directorship of a reporting company held by Mr. Larsen.

Background of Executive Officers and Directors

 - Jay D. Solomon has served as our President/Chairman of the Board of Directors since January 1, 2004. Mr. Solomon holds a B.A. degree from University of South Florida in Accounting. He sat and passed all four (4) parts of C.P.A. Exam in  1986. His current Memberships/Affiliations include the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Since 09/93 when he became a partner in Godels & Solomon, L.C., C.P.A.’s he has continued as a managing partner in Godels Solomon Barber & Company, LLC ("GSBC") as well as develop the strategic and operational plan for Ivecon.  His focus is "Traditional" (audit, accounting, estate & tax) and "nontraditional" (forecasts, projections, start-up’s, obtaining business financing, cash flow management services) services.  His emphasis is on clients in the healthcare industry, dental industry, and resident owned mobile home park cooperatives for whom he provides audit and ancillary services. However, he also provides these services, intermittently to clients in real estate, franchised fast food restaurants, marketing/distribution, automotive industry, retail, and a variety of other professional service businesses (law, architecture, mortuary services, etc.).  Mr. Solomon was the Treasurer and a Director of MCG Diversified, Inc. a reporting company with the S.E.C.  He began his positions at MCG in January 2001 and resigned on June 7, 2004.  Mr. Solomon was an integral part of the Board of Directors that constructed the acquisition of Electro Energy through a wholly-owned subsidiary of MCG.

- John A. Ziegler has been in the manufacturing arena for the past 35 years. He is a Mold Maker by trade. He became a CNC programmer and eventually managed several manufacturing facilities with duties including programming, DNC Communication, process planning, & shop floor control. He then entered sales in the manufacturing industry & started his own company, Cimtek, which was in operations from May 1995 through December 2005 and was located in St. Petersburg, Florida, selling, supporting, & training of Cad/Cam systems. Currently, John is in the sales department and provides support for ISCAR, which is a dynamic full line supplier of precision carbide metal working tools, producing a wide range of carbide inserts, carbide end mills and cutting tools covering most metal cutting applications. ISCAR also provides metal working solutions in both engineering and manufacturing to major industries throughout the world.

- Mauricio D'Leon is the current owner of Definitive Network Services, Inc., a computer consulting company which also specializes in computer maintenance and repairs and which began operations in October 2005 and is located in St. Petersburg, Florida. Its client base includes hotels and professional employer organizations. For the previous four years Mauricio was the network administrator for Contracted Services, Inc., a computer consulting company located in St. Petersburg, Florida. Prior to that Mauricio worked for Pixel Graphics as the acting IT Director for the Tampa Bay Buccaneers, a member of the National Football League.

- Lance Larsen graduated from Northwest Missouri State University.  He has been a computer programmer for Wausau Financial Systems, a leader in enterprise transaction processing, for the past ten years. Lance was the lead programmer of the successful start-up

Calamide Software. An expert in encryption technologies, his strength is in Client/Server and Distributed Networking programming. He was a Project Manager for the Fortune 500 Company Principal Financial Group and has been programming since chads were known from punch cards rather than election ballots. His first start-up was a database development company in 1982.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $250,000 in revenue we rely on our President Jay D. Solomon for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Solomon as both our company President and our audit committee financial expert is not detrimental to the Company. Mr. Solomon has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Solomon has gained this expertise through his formal education and experience as our President for two (2) years and as a certified public accountant with over twenty (20) years experience. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

DISCLOSURE CONTROLS AND PROCEDURES

While we are not required to provide this information until July of 2006, we are providing the following information. Our Board of Directors has determined that our Chairman/President, Jay D. Solomon has developed disclosure controls and procedures that the full Board of Directors believes are in keeping with the intent of the regulations. As our President for two (2) years coordinating our company’s audits and financial statements, Mr. Solomon and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company believes that addressing this issue prior to July 2006 when the regulations formally require this disclosure will give a truer picture of the controls the Company has developed. The Board of Directors has established a regular three (3) month meeting to completely review the financial reporting of the Company. Our Chairman/President, Jay D. Solomon will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the quarterly monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports due to the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2005 and 2004, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2005 and 2004, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 4.0 Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensa-tion($)
Jay D. Solomon (1), President, Chairman of the Board of Directors	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John A. Ziegler (2), Treasurer/Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mauricio D'Leon (3), Secretary/Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Lance Larsen (4) Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with Mr. Solomon at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2) There is no employment contract with Mr. Ziegler at  this time.  Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(3) There is no employment contract with Mr. D'Leon at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(4) There is no employment contract with Mr. Larsen at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

 All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. Jay D. Solomon, John A. Ziegler, Mauricio D'Leon and Lance Larsen. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no written employment agreements with any of our Directors or Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of September 30, 2005, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 5.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Jay D. Solomon (1) 3593 23rd Avenue North, St. Petersburg, FL 33713	1,000,000	1,000,000	74.07%	74.07%
Common Stock	John A. Ziegler 4626 5th Street South, St. Petersburg, FL 33705	10,000	10,000	0.74%	0.74%
Common Stock	Mauricio D'Leon 12326 Montara Dr., Largo, FL 33773	10,000	10,000	0.74%	0.74%
Common Stock	Lance Larsen 2706 34th Street, Des Moines, IA 50310	10,000	10,000	0.74%	0.74%
Common Stock	All Executive Officers and Directors as a Group (1)	1,030,000	1,030,000	76.29%	76.29%

(1) The percentages are based on an Offering total of 1,350,000 shares of common stock issued and outstanding as of the date of this prospectus and assumes no sale of the 1,350,000 shares of our selling security holders' shares.

DESCRIPTION OF SECURITIES

General

 The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, and By-Laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

 We are authorized to issue up to 50,000,000 shares of common stock, $0.0001 par value per share, of which 1,350,000 shares are issued and outstanding.

 Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

 Debt Securities

 We currently have no provisions to issue debt securities.

Warrants

 We currently have no provisions to issue warrants

 Dividend

 We have paid no cash dividends on our common stock in the last three (3) years. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,350,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock.

Transfer Agent and Registrar

We have retained an outside transfer agent and registrar for our common stock:  Holladay Stock Transfer, Inc., 2939 N. 67th Pl., Suite C, Scottsdale, Arizona.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.  Diane J. Harrison, Esq., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Ivecon Corporation pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Ivecon Corporation by Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Ivecon Corporation included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 On February 18, 2006, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

 We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

FINANCIAL STATEMENTS

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ivecon Corporation

We have reviewed the accompanying balance sheet of Ivecon Corporation as of September 30, 2006 and the related statements of income, stockholders’ equity, and cash flows for the nine months ended September 30, 2006.  These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

October 19, 2006

Ivecon Corporation
Balance Sheet
September 30, 2006

ASSETS
Current Assets:
Cash and Cash Equivalents	755.05
Total Current Assets	755.05
Other Assets:
Organizational Costs	253.00
Less: Accumulated Amortization	(253.00)
Total Other Assets	0.00
TOTAL ASSETS	755.05
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	500.00
Loans from Shareholders	11,840.80
Total Current Liabilities	12,340.80
TOTAL LIABILITIES	12,340.80
Stockholders' Equity:
Common Stock, $.0001 par value, 50,000,000 shares
authorized, 1,350,000 shares issued and outstanding	13.50
Paid-In-Capital	7,719.50
Retained Earnings	(19,318.75)
Total Equity	(11,585.75)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	755.05
See accompanying notes and accountant's report.

Ivecon Corporation
Statement of Operations
For The Nine Month Period Ended September 30, 2006
Revenues	0.00
0.00
Operating Expenses:
Audit and Accounting Fees	500.00
Bank Service Charges	80.00
Consultants Fee	450.00
Dues and Subscriptions	455.00
Office Supplies	20.00
Professional Fees	5,000.00
Stock Transfer Agent Fees	450.00
Taxes and Licenses	618.00
7,573.00

Income (Loss) From Operations	(7,573.00)
Provision for Income Taxes	0.00

Net Income (Loss)	(7,393.00)

Earnings per common share:
Net Income (Loss) per share	(0.01)
See accompanying notes and accountant's report.

Ivecon Corporation
Statement of Changes in Stockholder's Equity
For the Nine Month Period Ended September 30, 2006

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at Jan 1, 2006	1,350,000	$13.50	$7,719.50	(11,745.75)	(4,012.75)

Net Income (Loss)				(7,573.00)	(7,573.00)

Balances at September 30, 2006	1,350,000	$13.50	$7,719.50	$(19,318.75)	$(11,585.75)

See accompanying notes and accountant's report.

Ivecon Corporation
Statement of Cash Flows
For the Nine Month Period Ended September 30, 2006
OPERATING ACTIVITIES:
Net Income (Loss)	(7,573.00)
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
(Increase) Decrease in:
Prepaid Expenses	89.00
Stock Subscription Receivable	12.00
Increase (Decrease) in:
Accounts Payable	(3,5000.00)
(10,972.00)
INVESTING ACTIVITIES:
0.00
FINANCING ACTIVITIES:
Shareholder Loans	10,429.00
10,429.00
NET CASH INCREASE (DECREASE) FOR THE YEAR	(543.00)
BEGINNING CASH	1,298.05
ENDING CASH	755.05

See accompanying notes and accountant's report.

Ivecon Corporation
Notes to Financial Statements
September 30, 2006

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated September 11, 2000 in the State of Delaware. The Company is a developer of a secure (encrypted) instant messenger with integrated desktop search, media center, and commerce system and is located in St. Petersburg, Florida.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing services in the field of computer consulting. It is in the process of developing a secure instant messenger system. The Company recognizes its revenue when consulting services have been completed and its customers are billed.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

NOTE C - EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of ($.01) were calculated based on a net income (loss) numerator of ($7,573.00) divided by a denominator of 1,350,000 shares of outstanding common stock.

NOTE D STOCK SPLIT/SUBSEQUENT EVENT

On April 20, 2006, the corporation filed a certificate of amendment with the State of Delaware changing the number of authorized shares to 50,000,000 shares. On April 20, 2006, the corporation held a special meeting of the Board of Directors that authorized the execution of a 1,000:1 forward stock split on all shares issued and outstanding at that time.

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ivecon Corporation

We have audited the accompanying balance sheet of Ivecon Corporation as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ivecon Corporation as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

April 24, 2006

Ivecon Corporation
Balance Sheet
December 31, 2005

ASSETS
Current Assets:
Cash and Cash Equivalents	1,298.05
Prepaid Expenses	89.00
Stock Subscription Receivable	12.00
Total Current Assets	1,399.05
Other Assets:
Organizational Costs	253.00
Less: Accumulated Amortization	(253.00)
Total Other Assets	0.00
TOTAL ASSETS	1,399.05

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	4,000.00
Loans from Shareholders	1,411.80
Total Current Liabilities	5,411.80
TOTAL LIABILITIES	5,411.80
Stockholders' Equity:
Common Stock, $.0001 par value, 50,000,000 shares
authorized, 1,350,000 shares issued and outstanding	13.50
Paid-In-Capital	7,719.50
Retained Earnings	(11,745.75)
Total Equity	(4,012.75)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	1,399.05

The accompanying notes are an integral part of these financial statements

Ivecon Corporation
Statement of Operations
For The Year Ended December 31, 2005

Revenues	1,000.00
1,000.00
Operating Expenses:
Audit Fees	4,000.00
Bank Service Charges	120.00
Consultants Fee	600.00
Dues and Subscriptions	14.95
Office Supplies	79.80
Taxes and Licenses	50.00
4,864.75

Income (Loss) From Operations	(3,864.75)
Provision for Income Taxes	0.00

Net Income (Loss)	(3,864.75)

Earnings per common share:
Net Income (Loss) per share	(0.02)

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2005

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2005	1,350	$13.50	$7,719.50	(7,881.00)	$-148.00

April 20, 2006 1,000:1 Forward Stock Split	1,348,650	0.00	0.00		0.00

Net Income (Loss)				(3,864.75)	(3,864.75)

Balances at December 31, 2005	1,350,000	$13.50	$7,719.50	$(11,745.75)	$(4,012.75)

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Statement of Cash Flows
For The Year Ended December 31, 2005

OPERATING ACTIVITIES:
Net Income (Loss)	(3,864.75)
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
(Increase) Decrease in:
Prepaid Expenses	(89.00)
Stock Subscription Receivable	3.00
Increase (Decrease) in:
Accounts Payable	4,000.00
49.25
INVESTING ACTIVITIES:
0.00
FINANCING ACTIVITIES:
Shareholder Loans	668.80
668.80
NET CASH INCREASE (DECREASE) FOR THE YEAR	718.05
BEGINNING CASH	580.00
ENDING CASH	1,298.05

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Notes to Financial Statements
December 31, 2005

 NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated September 11, 2000 in the State of Delaware. The Company is a developer of a secure (encrypted) instant messenger with integrated desktop search, media center, and commerce system and is located in St. Petersburg, Florida.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing services in the field of computer consulting. It is in the process of developing a secure instant messenger system. The Company recognizes its revenue when consulting services have been completed and its customers are billed.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

NOTE C – EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of ($.00) were calculated based on a net income (loss) numerator of ($3,864.75) divided by a denominator of 1,350,000 shares of outstanding common stock (average number of shares issued during the year ended December 31, 2005).

NOTE D – STOCK SPLIT/SUBSEQUENT EVENT

On April 20, 2006, the corporation filed a certificate of amendment with the State of Delaware changing the number of authorized shares to 50,000,000 shares. On April 20, 2006, the corporation held a special meeting of the Board of Directors that authorized the execution of a 1,000:1 forward stock split on all shares issued and outstanding at that time.

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ivecon Corporation

We have audited the accompanying balance sheet of Ivecon Corporation as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ivecon Corporation as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

April 24, 2006

Ivecon Corporation
Balance Sheet
For The Year Ended December 31, 2004

ASSETS
Current Assets:
Cash and Cash Equivalents	580.00
Stock Subscription Receivable	15.00
Total Current Assets	595.00
Other Assets:
Organizational Costs	253.00
Less: Accumulated Amortization	(253.00)
Total Other Assets	0.00
TOTAL ASSETS	595.00

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loans from Shareholders	743.00
Total Current Liabilities	743.00
TOTAL LIABILITIES	743.00
Stockholders' Equity:
Common Stock, $.0001 par value, 50,000,000 shares
authorized, 1,350,000 shares issued and outstanding	13.50
Paid-In-Capital	7,719.50
Retained Earnings	(7,881.00)
Total Equity	(148.00)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	595.00

The accompanying notes are an integral part of these financial statements

Ivecon Corporation
Statement of Operations
For The Year Ended December 31, 2004

Revenues	0.00
0.00
Operating Expenses:
Amortization	50.00
Bank Service Charges	10.00
Taxes and Licenses	243.00
303.00

Income (Loss) From Operations	(303.00)
Provision for Income Taxes	0.00

Net Income (Loss)	(303.00)

Earnings per common share:
Net Income (Loss) per share	(0.00)

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Statement of Cash Flows
For The Year Ended December 31, 2004

OPERATING ACTIVITIES:
Net Income (Loss)	(303.00)
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	50.00
(Increase) Decrease in:
Stock Subscription Receivable	(15.00)
(268.00)
INVESTING ACTIVITIES:
0.00
FINANCING ACTIVITIES:
Issuance of Capital Stock	105.00
Shareholder Loans	743.00
848.00
NET CASH INCREASE (DECREASE) FOR THE YEAR	580.00
BEGINNING CASH	0.00
ENDING CASH	580.00

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2004

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2004	1,000	$10.00	$7,618.00	(7,578.00)	$50.00

Net Income (Loss)				(303.00)	(303.00)

Issuance of Capital Stock	350	3.50	101.50		$105.00

Restatement of shares issued to reflect
1000:1 forward stock split at April 20, 2006	1,348,650	0.00	0.00		0.00

Balances at December 31, 2004	1,350,000	$13.50	$7,719.50	$(7,881.00)	$(148.00)

The accompanying notes are an integral part of these financial statements.

Ivecon Corporation
Notes to Financial Statements
December 31, 2004

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated September 11, 2000 in the State of Delaware. The Company is a developer of a secure (encrypted) instant messenger with integrated desktop search, media center, and commerce system and is located in St. Petersburg, Florida.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing services in the field of computer consulting. It is in the process of developing a secure instant messenger system. The Company recognizes its revenue when consulting services have been completed and its customers are billed.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

NOTE C – EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of ($.00) were calculated based on a net income (loss) numerator of ($303.00) divided by a denominator of 1,201,776 shares of outstanding common stock (Average number of shares issued during the year ended December 31, 2004 restated for 1,000:1 forward stock split as of April 20, 2006).

NOTE D – STOCK SPLIT/SUBSEQUENT EVENT

On April 20, 2006, the corporation filed a certificate of amendment with the State of Delaware changing the number of authorized shares to 50,000,000 shares. On April 20, 2006, the corporation held a special meeting of the Board of Directors that authorized the execution of a 1,000:1 forward stock split on all shares issued and outstanding at that time.

(Outside Back Cover Page Prospectus)

Until __________, 2006 (270 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISKFACTORS
Risks Related To the Company
Risks Related To This Offering
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF BUSINESS
LEGAL PROCEEDINGS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
AUDIT COMMITTEE
DISCLOSURE CONTROLS AND PROCEDURES
INTERNAL CONTROLS OVER FINANCIAL REPORTING
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS